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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                        January 13, 1997


                      AMERITECH CORPORATION
     (Exact name of registrant as specified in its charter)

                            Delaware
         (State of other jurisdiction of incorporation)


      1-8612                                         36-3251481
Commission File Number                           IRS Employer ID No.

         30 South Wacker Drive, Chicago, Illinois 60606
            (Address of principal executive offices)

Registrant's telephone number, including area code: 1-800-257-0902

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Item 7. Financial Statements and Exhibits.

     Ameritech extended its record of double-digit growth in the fourth quarter of 1996, reporting its 13th consecutive quarter of double-digit profit growth before one-time items and its 5th consecutive quarter of double-digit revenue growth.

     Fourth-quarter earnings increased 10.2% to $552 million, up from $501 million in the fourth quarter of 1995, before one-time items. Earnings per share grew 11.1% to $1.00, up from 90 cents a year ago, before one-time items. Revenues climbed 10.0% to $3.9 billion in the quarter, up from $3.5 billion in the fourth quarter of 1995.

     Ameritech's 1996 earnings increased 12.1% to a record $2.12 billion, up from $1.89 billion in 1995, before one-time items. Earnings per share grew 12.3% to $3.83, up from $3.41, before one-time items. Revenues advanced a record 11.1% in 1996 to $14.9 billion, up from $13.4 billion in 1995.

     Ameritech's growth was fueled by strong volume and customer increases:

     o  33% annual growth in cellular customers to 2.5 million.
     o  53% annual increase in paging customers to 1.14 million.
     o 9.5% growth in network access minutes of use for the year.
     o  3.4% annual increase in access lines to 19.7 million.
     o 23.5% annual growth in sales of call management services such as Caller ID, call waiting and voice messaging.

     During the past year, Ameritech made significant progress furthering its growth strategy. Major milestones included:

     o Launch of americast[TM] enhanced cable television service. At year end, Ameritech had 30 franchise agreements with communities covering more than 1.5 million people and offered service in 19 communities in Illinois, Michigan and Ohio.

     o Opening a European headquarters in Brussels, Belgium, to further expand international activities. International activities contributed more than one-third of Ameritech's earnings growth in 1996, fueled by investments in Belgacom of Belgium, MATAV of Hungary and Telecom New Zealand.

     o First to file with the FCC to request authority under the Telecom Act of 1996 to provide long distance, with our filing to serve customers in Michigan. Ameritech is currently providing long distance to more than 900,000 cellular customers over its state-of-the-art long distance network and is ready to provide service to its $9 billion regional market upon approval.

     o Expanding its North American security monitoring business to 367,000 customers becoming the largest provider in Canada and second largest in the $13 billion U.S. market.

     After one-time items, reported net income for the fourth quarter of 1996 was $570 million, up from $413 million in the year-earlier quarter. Reported earnings per share were $1.04, up from 74 cents. For the year, 1996 reported net income was $2.13 billion, up from $2.01 billion in 1995, and earnings per share were $3.87 compared with $3.63 in 1995.

     Comparisons for the fourth quarter and the year are affected by one-time events. Results for 1995 included a $135 million pretax restructuring credit ($79 million after-tax or 14 cents a share). Results for 1995 also included a $41 million after-tax gain of 8 cents a share from an exchange of minority interests in cellular partnerships. Fourth quarter 1995 results included a $132 million pre-tax restructuring charge ($88 million after tax or 16 cents a share).

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     Fourth quarter 1996 results included a one-
time after-tax gain of $18 million or 4 cents a share resulting from Ameritech's previously announced sale of its interest in Centertel, a cellular company serving Poland.

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           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
          (Dollars in millions, except per share amounts)

                                          Three Months Ended
                                             December 31            %
                                         1996  (1)     1995  (1)  Change
                                      (Unaudited)   (Unaudited)

Revenues                                $3,884      $ 3,532       10.0%
Operating expenses (3)                   3,020        2,880        4.9%
Operating income                           864          652       32.5%
Other income, net (2)                      128           79       62.0%
Interest expense                           132          113       16.8%
Income before income taxes                 860          618       39.2%
Income taxes                               290          205       41.5%
Net income                              $  570      $   413       38.0%

Average common shares
   outstanding  (000)                  549,707      553,957       (0.8)%

Earnings per common share                $1.04        $0.74       40.5%

Dividends declared per
   common share                         $0.565       $0.530        6.6%

   (1) Income before one-time adjustments rose 10.2 percent to $552 million from $501 million in the fourth quarter of 1995.
        Earnings per share before one-time adjustments grew 11.1 percent to $1.00, up from 90 cents in the fourth quarter of 1995. See notes (2) and (3) for details of one-time adjustments.

   (2) Results for the fourth quarter of 1996 included an $18 million after-tax gain or $0.04 per share related to the sale of Ameritech's interest in Centertel, a cellular telephone company in Poland.

   (3) Results for the fourth quarter of 1995 included a $132 million pretax restructuring charge ($88 million after-tax or $0.16 per share) reflecting a charge for planned work force reductions due to data center consolidations, as well as increased force costs related to the work force restructuring started in 1994 and a charge to write down certain data processing equipment to net realizable value.

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                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in millions, except per share amounts)

                                       Twelve Months Ended
                                             December 31           %
                                        1996 (1)      1995 (1)   Change
Revenues                              $14,917       $13,428       11.1%
Operating expenses  (3)                11,412        10,125       12.7%
Operating income                        3,505         3,303        6.1%
Other income, net  (2) (3)                326           260       25.4%
Interest expense                          514           469        9.6%
Income before income taxes              3,317         3,094        7.2%
Income taxes                            1,183         1,086        8.9%
Net income                            $ 2,134       $ 2,008        6.3%

Average common shares
   outstanding  (000)                  551,854      553,622      (0.3)%

Earnings per common share                $3.87        $3.63        6.6%

Dividends declared per
   common share                         $2.155       $2.030        6.2%

(1) Income before one-time adjustments rose 12.1 percent to $2,116 million in 1996 from $1,888 million in 1995. Earnings per share before one-time adjustments grew 12.3 percent to $3.83, up from $3.41 in 1995. See notes (2) and (3) for details of the one-time adjustments.

(2) Results for 1996 included an $18 million after-tax gain or $0.04 per share related to the sale of Ameritech's interest in Centertel, a cellular telephone company in Poland.

(3) Results for 1995 included a $135 million pretax restructuring credit ($79 million after-tax or $0.14 per share) related to net settlement gains primarily associated with lump-sum pension payments from the nonmanagement pension plan to former employees, partially offset by increased force costs related to the restructuring and a charge to write down data processing equipment to net realizable value. Results for 1995 also included a $66 million pretax gain ($41 million after-tax or $0.08 per share) resulting from the exchange of minority interests in certain cellular partnerships.

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                CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Dollars in millions)




                                                          Change from
                                      Dec. 31     Dec. 31   Dec. 31
                                        1996        1995      1995
ASSETS
Current assets                        $ 3,799     $ 3,452    $  347
Property, plant and equipment, net     13,507      13,457        50
Investments, primarily international    2,323       1,497       826
Other assets and deferred charges       4,078       3,536       542
Total assets                          $23,707     $21,942    $1,765

LIABILITIES AND SHAREOWNERS' EQUITY

Debt maturing within one year         $ 3,155     $ 2,138    $1,017
Other current liabilities               3,688       3,623        65
Long-term debt                          4,437       4,513       (76)
Deferred credits and
   other long-term liabilities          4,740       4,653        87
Shareowners' equity                     7,687       7,015       672
Total liabilities and
   shareowners' equity                $23,707     $21,942    $1,765


                  SELECTED FINANCIAL AND OPERATING DATA
                               (Unaudited)
                          (Dollars in millions)

                                        Dec. 31       Dec.31       %
                                          1996         1995      Change

Debt ratio                                49.7%         48.7%      2.1%
Customer lines (000's)                  19,704        19,057       3.4%
Employees                               66,128        65,345       1.2%
Telephone company employees             50,210        51,093      (1.7)%
Customer lines per telephone
   company employee                        392           373       5.1%

Return to average
   equity - annualized    Qtr.            29.9%         23.3%       --
                          YTD             28.7%         29.5%       --

Return to average total
   capital - annualized   Qtr.            17.7%         14.8%       --
                          YTD             17.1%         18.1%       --

Construction activity     Qtr.          $  797        $  807      (1.2)%
                          YTD           $2,476        $2,176      13.8%

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     Pursuant to the requirements of the Securities and Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 13, 1997
                                     AMERITECH CORPORATION

                                     By /s/ Bruce B. Howat
                                     Bruce B. Howat
                                     Secretary